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                                                                     Exhibit 4.8

                           LYONDELL CHEMICAL COMPANY
                         1999 LONG-TERM INCENTIVE PLAN

                          PERFORMANCE SHARE AGREEMENT
                          1999-2001 PERFORMANCE CYCLE

     Lyondell Chemical Company (the "Company") hereby grants on ___________, ____, ______ (the "Grant Date"), subject to shareholder approval as provided below, to ________________ (the "Participant"), an employee of the Company, _________ Target Performance Shares, as defined below, such number being subject to adjustment as provided in Section 11 of the Lyondell Chemical Company 1999 Long-Term Incentive Plan (the "Plan"), for the 1999-2001 Performance Cycle, as defined below. This grant of Performance Shares represents the opportunity for the Participant, over the course of the 1999-2001 Performance Cycle, to earn an Award Payment, as defined below, depending on the Company's performance and subject to the following terms and conditions:

          1.  RELATIONSHIP TO PLAN; DEFINITIONS.

          This grant of Performance Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof, and is subject to the approval of the Plan by the shareholders of the Company as provided in Section 19 of the Plan. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

          For purposes of this Award Agreement, the following definitions apply:

               "1999-2001 Performance Cycle" means the period from January 1, 1999 to December 31, 2001.

               "Award Opportunity" means the percentage of the Participant's Target Performance Shares payable upon the achievement of a Performance Goal. The Award Opportunity for each Performance Goal is listed in Section 3(a).

               "Award Payment" means the amount payable pursuant to this Award Agreement upon the achievement of a Performance Goal.

               "Change in Control" shall be deemed to have occurred as of the date that one or more of the following occurs:

               (a) Individuals who, as of the date hereof, constitute the entire Board of Directors of the Company ("Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual

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          or threatened election contest, as such terms are used in Rule 14a-11 under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

               (b) The stockholders of the Company shall approve (A) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an "Acquisition Transaction") where (1) the shareholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate eighty percent (80%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the "Surviving Entity") (or of its ultimate parent corporation or other entity, if any), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or
          (B) any plan or proposal for the liquidation or dissolution of the Company; or

               (c) Any Person shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate more than twenty percent (20%) of either (A) the then outstanding shares of common stock of the Company ("Common Shares") or (B) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iii):

                    (1) Solely as a result of an acquisition of securities by
               the Company which, by reducing the number of Common Shares or other Voting Securities outstanding, increases (a) the proportionate number of Common Shares beneficially owned by any Person to more than twenty percent (20%) of the Common Shares then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than twenty percent (20%) of the Combined Voting Power of all then outstanding Voting Securities; or

                    (2) Solely as a result of an acquisition of securities
               directly from the Company except for any conversion of a security that was not acquired directly from the Company;

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          provided, further, that if any Person referred to in paragraph (1) or
          (2) of this Subsection (iii) shall thereafter become the beneficial owner of any additional Common Shares or other Voting Securities of the Company (other than pursuant to a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (iii).

               (d) For purposes of this definition:

                   (1) "Affiliate" shall mean, as to a specified Person,
               another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended, or any successor rule.

                   (2) "Combined Voting Power" shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

                   (3) "LCR" shall mean LYONDELL-CITGO Refining Company Ltd.
               (from and after January 1, 1999, LYONDELL-CITGO Refining LP), a Limited Liability Company organized under the laws of the State of Texas.

                   (4) "Person" shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company or LCR, any of their subsidiaries, any employee benefit plan of the Company or LCR or any of their majority-owned subsidiaries or any entity organized, appointed or established by the Company, LCR or such subsidiaries for or pursuant to the terms of any such plan.

                   (5) "Voting Securities" shall mean all securities of a
               corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

               "Disability" means a permanent and total disability as defined in the Company's Executive Long-Term Disability Plan.

               "Maximum Performance" means TSR Ranking which is considered to be

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          outstanding performance.  The Maximum Performance level is established in Section 2(a).

               "Peer Group" means, as of the end of the 1999-2001 Performance Cycle, the companies that comprise the S&P Chemicals Index and the S&P Mid-Cap Chemicals Index and that were also members of those indexes as of the first day of the 1999-2001 Performance Cycle, or such other group of companies as selected by the Committee in its discretion.

               "Payment Date" means the date on which the Award Payment is made to the Participant.

               "Retirement" means a termination of employment initiated voluntarily by the Participant (i) on or after age 65 or (ii) on or after age 55 with 10 years of participation service as credited under the Company's qualified defined benefit pension plan.

               "Target Performance" means the expected TSR Ranking for the 1999-2001 Performance Cycle. The Target Performance level is established in Section 2(b).

               "Target Performance Shares" means the number of Performance Shares that the Participant may earn during the 1999-2001 Performance Period if the Company achieves Target Performance.

               "Threshold Performance" means a TSR Ranking considered to be the minimum acceptable performance for payment of a Performance Award. The Threshold Performance level is established in Section 2(c).

               "Total Shareholder Return" means the change in the market price of the Common Stock of the Company plus dividend yield, measured over the course of the 1999-2001 Performance Cycle.

               "TSR Ranking" means the relative performance of the Company's Total Shareholder Return as compared to the Peer Group, expressed as a percentile ranking.

          2.  PERFORMANCE GOALS

          The Performance Goals for the 1999-2001 Performance Cycle are:

          (a) Maximum Performance means a TSR Ranking of at least 80th percentile.

          (b) Target Performance means a TSR Ranking of at least 50th percentile.

          (c) Threshold Performance means a TSR Ranking of at least 30th percentile.

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          3.  AWARD OPPORTUNITY

          (a) The following chart shows the number of Performance Shares payable, as a percentage of the Target Performance Shares granted, for each level of performance over the 1999-2001 Performance Cycle:

------------------------------------------------------------------------------
   PERFORMANCE LEVEL                      % OF TARGET LEVEL OF PERFORMANCE
                                                      SHARES EARNED
------------------------------------------------------------------------------
Maximum Performance                                        200%
------------------------------------------------------------------------------
  Target Performance                                       100%
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Threshold Performance                                       20%
------------------------------------------------------------------------------
   Below Threshold                                           0%
    Performance
------------------------------------------------------------------------------

          (b) The Award Opportunity for a TSR Ranking between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, shall be determined by interpolation between the values listed in the chart in Section 3(a). However, in no event shall the amount potentially payable to the Participant exceed, as a percentage of a Participant's Target Performance Shares, the Award Opportunity for Maximum Performance as listed in Section 3(a)

          (c) The Award Payment will be equal to the product of (i) the number of Performance Shares earned as determined pursuant to Sections 3(a) and 3(b) and (ii) the average Fair Market Value of a share of Common Stock for the five trading days preceding the Payment Date.

          4.  PAYMENT OF AWARDS

          (a) Payment of Awards. The Committee has sole and absolute authority and discretion to determine the level of Performance Goal achieved. The determination of the Committee, which shall be binding and conclusive on the Participant, shall be communicated in writing to the Participant. Notwithstanding anything in this Plan to the contrary, the Participant shall not be entitled to a Performance Award unless and until the Committee determines that the Performance Goals to which such Performance Award relates have been satisfied.

          (b) Form of Payment. The Award Payment will be paid, in the sole discretion of the Committee, in cash or shares of Common Stock, or in any combination of cash and shares of Common Stock.

          (c) Timing of Payment. The Award Payment will be paid as soon as practicable after the close of the 1999-2001 Performance Cycle, upon the Committee's determination, in writing, that the Performance Goals have been satisfied and subject to the remaining provisions of this Section 4. The date of the payment is the "Payment

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     Date" for purposes of this Award Agreement.

          (d) Adjustments. The Committee may not retroactively change any Performance Goals, except as and to the extent determined by the Committee in the event of changes in accounting practices or extraordinary or unanticipated circumstances, which could have a material effect on the achievement of the Performance Goals. However, in no event may the Committee increase the Award Opportunity (as a percentage of the Target Performance Shares) associated with Maximum Performance.

          (e) Termination, Death or Disability: Award Payments will be paid only if the Participant is actually an Employee on the Payment Date, except as indicated below and in Section 5.

          (i) If the Participant's employment terminates for cause (as determined by the Committee) or is terminated by the Participant not under circumstances described in Subparagraph (e)(ii) or (iii) prior to the Payment Date, the Participant shall forfeit any and all rights to payment under this Award Agreement.

              (ii) If the Participant's employment terminates due to death, Disability or Retirement, or by the Company without cause (as determined by the Committee), prior to the end of the 1999-2001 Performance Cycle, the Participant will be paid a pro-rata portion of the Award Payment based on the number of days of the 1999-2001 Performance Cycle that the Participant was an employee. Such prorated payment will be made at the time and in the form that all payments are normally made to all other Participants under the Plan.

              (iii) If the Participant's employment terminates due to death,
                    Disability or Retirement, or by the Company without cause, (as determined by the Committee), after the end of the 1999-2001 Performance Cycle but prior to the Payment Date, the Participant will receive the full amount of Award Payment to which the Participant would otherwise be entitled. Such payment shall be made at the time and in the form that all payments are normally made to all other Participants under the Plan.

               (iv) If the Participant's employment terminates because of death, the Participant's beneficiary or beneficiaries, designated by the Participant for purposes of this Award Agreement in the manner prescribed by the Committee, or if there is no such designation, under the Company's Group Life Insurance Plan, or in the absence of any such beneficiary, the Participant's surviving spouse, or if there is no surviving spouse, the personal representative of such Participant's estate, shall be entitled to receive the Performance Award to which the Participant was entitled under this Section 4(e).

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               (v)  Notwithstanding any provision in this Section 4 or any other provision of the Plan to the contrary, for purposes of determining whether the Participant has terminated employment hereunder, "employment" means employment as an Employee with the Company or any Subsidiary. Neither the transfer of the Participant from employment by the Company to employment by any Subsidiary, the transfer of the Participant from employment by any Subsidiary to employment by the Company, nor the transfer of the Participant between Subsidiaries shall be deemed to be a termination of employment of the Participant. Moreover, the employment of the Participant shall not be deemed to have been terminated because of the Participant's absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence, granted by the Company or a Subsidiary for reasons of professional advancement, education, health or government service, or during military leave for any period if the Participant returns to active employment within 90 days after the termination of his military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

          5. CHANGE IN CONTROL. Upon the occurrence of a Change in Control prior to the end of the 1999-2001 Performance Cycle, an Award Payment shall be payable to the Participant as if the date of the Change in Control was the end of the 1999-2001 Performance Cycle and the Target Performance level had been reached as of that date. Payment of the Award Payment under this section shall be within 60 days after the date of the Change in Control. Notwithstanding the foregoing, unless otherwise provided by the Company pursuant to a separate written agreement or plan covering the Participant, to the extent the Participant would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on the amounts above and such other amounts or benefits the Participant receives from the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts provided under this Agreement shall be automatically reduced to an amount one dollar less than that, when combined with such other amounts, would subject the Participant to such excise tax.

          6. ASSIGNMENT OF AWARD. The Participant's rights under the Plan and this Award Agreement are personal; no assignment or transfer of the Participant's rights under and interest in this Award Agreement may be made by the Participant other than pursuant to a marital settlement agreement or similar domestic relations agreement, decree or order. Any attempted assignment or transfer in violation of this Section shall be null and void.

          7. WITHHOLDING. No cash payments and no certificates representing shares of Common Stock awarded hereunder shall be delivered to or in respect of the Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed

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upon the Company with respect to the payment or the issuance of such shares of
Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award Agreement. The Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the Participant in connection with this Award Agreement by delivering cash, or by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value determined in accordance with the Plan equal to the amount required to be withheld or paid. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

          8. SHAREHOLDER RIGHTS. The Participant shall have no rights of a shareholder with respect to shares of Common Stock potentially deliverable pursuant to this Award Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Participant.

          9. SUCCESSORS AND ASSIGNS. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted herein.

          10. NO EMPLOYMENT GUARANTEED. No provision of this Award Agreement shall confer any right upon the Participant to continued employment with the Company or any Subsidiary.

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          11.  GOVERNING LAW.  This Award Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.


                              LYONDELL CHEMICAL COMPANY



Dated________________         By______________________________________
                              Name:___________________________________
                              Title:__________________________________


          The Participant hereby accepts the foregoing Award Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.


__________________________________             ____________________
Participant's Signature                        Date

__________________________________
Participant's Address

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